John E. Lux, Esq.	1629 K Street, Suite 300 Washington, DC 20006
Lux Law, pa	(202) 780-1000 john.lux@securities-law.info www.thesecuritiesattorneys.com

December 12, 2018

Board of Directors

Square Chain Corporation

 3609 Hammerkop Drive

North Las Vegas, Nevada  89084

Gentlemen:

I have been asked to opine on behalf of Square Chain Corporation regarding the investors purchasing Common Stock in this company as to the legality and marketability of a Regulation A. Tier 1 offering of $4,000,000 consisting of 100,000,000 shares of Common Stock, par value $0.001 ("Common Stock"), at an offering price of $0.04 per share (the "Offered Shares") being offered and distributed by Square Chain Corporation pursuant to an offering statement filed and qualified under Regulation A of the Securities Act of 1933, as amended and supplemented by Square Chain Corporation with the U.S. Securities and Exchange Commission on Form 1-A, for the purpose of qualifying the offer and sale of the Shares.

Regulation A provides an exemption from registration, by reason of Section 230.251, which provides that “A public offer or sale of eligible securities, as defined in Rule 261 (§ 230.261), pursuant to Regulation A shall be exempt under section 3(b) from the registration requirements of the Securities Act of 1933 (the “Securities Act”) (15 U.S.C. 77a et seq.). Thus, the subject securities are exempt from registration and freely tradable under this exemption.

This exemption was promulgated by the Securities and Exchange Commission in SEC Release No. 33-9741.

Certain issuers are not eligible to use Regulation A. The Company is not subject to the ongoing reporting requirements of Section 13 or 15(d) of the Exchange Act; not registered or required to be registered under the Investment Company Act of 1940 and BDCs; not a blank check company, not an issuer of fractional undivided interests in oil or gas rights, or similar interests in other mineral rights; not an issuer that was required to, but that had not, filed with the Commission the ongoing reports required by the rules under Regulation A during the two years immediately preceding the filing of a new offering statement (or for such shorter period that the issuer was required to file such reports); not an issuer that is or has been subject to an order by the Commission denying, suspending, or revoking the registration of a class of securities pursuant to Section 12(j) of the Exchange Act that was entered within five years before the filing of the offering statement; and not an issuer subject to “bad actor” disqualification under Rule 262. As such, the Company was and is eligible to use the Regulation A exemption.

In accord with Regulation A, in its Regulation A offering, the Company offered only equity securities and in the amounts permitted under the Rule.

In accordance with the Rule, the Company is a domestic issuer, is organized in and has its principal place of business in the United States, is not a company subject to the ongoing reporting requirements of Section 13 or 15(d) of the Exchange Act; is not a company registered or required to be registered under the Investment Company Act of 1940 and BDCs; is not a blank check company, is not a issuer of fractional undivided interests in oil or gas rights, or similar interests in other mineral rights; is not an issuer that is required to, but that has not, filed with the Commission the ongoing reports required by the rules under Regulation A during the two years immediately preceding the filing of a new offering statement (or for such shorter period that the issuer was required to file such reports); is not an issuer that is or has been subject to an order by the Commission denying, suspending, or revoking the registration of a class of securities pursuant to Section 12(j) of the Exchange Act that was entered within five years before the filing of the offering statement; and is not an issuer subject to “bad actor” disqualification under Rule 262.

The securities offered are common stock and are so permitted in a Regulation A offering.

The Company filed under Regulation A on Form 1-A on May 4, 2018, and the offering was qualified by the Securities and Exchange Commission on August 16, 2018. These filings are available for your review on the SEC EDGAR System. The SEC File Number is File 024-10835.

We assume that none of the recipients of the stock offered are affiliates.

Thus, the Company is eligible to use Regulation A, has complied with the Rule, and been qualified by the U.S. Securities and Exchange Commission.

In our opinion, for these reasons, the transfer agent may issue the Shares free of any restrictive legend to any non-affiliate purchaser.

Please let me know if further clarification is needed.

Very truly yours,

Jo

John E. Lux